UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2026

SOUTHWEST AIRLINES CO.
(Exact name of registrant as specified in its charter)

Texas	1-7259	74-1563240
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

P. O. Box 36611
Dallas,	Texas	75235-1611
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:   (214) 792-4000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act
(17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the
Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the
Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock ($1.00 par value)	LUV	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(d)

On August 10, 2026, the Board of Directors (the "Board") of Southwest Airlines Co. (the "Company") appointed Varun Krishna and Jason T. Liberty as members of the Board, effective immediately. Mr. Krishna is the Chief Executive Officer of Rocket Companies, Inc. and interim Chief Executive Officer of Redfin. Mr. Liberty is the Chair and Chief Executive Officer of Royal Caribbean Cruises Ltd.
Non-employee members of the Company’s Board, including Mr. Krishna and Mr. Liberty, currently receive the following compensation:
(i) an annual retainer fee for membership on the Board of $100,000 (which will be pro-rated for Mr. Krishna and Mr. Liberty for the June 2026 – May 2027 service period);
(ii) while serving on the Board, free travel on Southwest Airlines for the Director, the Director’s spouse, and the Director’s children, as well as 50 one-way flight passes annually that may be used for free travel on Southwest Airlines on an unrestricted basis, and an additional 50 one-way flight passes annually for use by qualified charitable and 501(c)(3) organizations;
(iii) subsequent to Board service, (a) 50 one-way flight passes annually that may be used for free travel on Southwest Airlines on an unrestricted basis for a five year term if the Director has served less than five terms; (b) 50 one-way flight passes annually that may be used for free travel on Southwest Airlines on an unrestricted basis for a ten year term if the Director has served five or more terms but less than ten terms; and (c) if the Director has served at least ten terms, a lifetime privilege of 50 one-way flight passes annually that may be used for free travel on Southwest Airlines on an unrestricted basis (credit for the length of service for the full term will be granted in the case of a Director’s appointment or retirement occurring between the Company’s annual meetings of shareholders);
(iv) subsequent to Board service, (a) if the Director has served on the Board for at least ten terms, the Director and his or her spouse are eligible for free travel on Southwest Airlines on a reserved basis for life, and the Director shall receive 50 free oneway flight passes per year for life (collectively, “Travel Privileges”); (b) if the Director has served on the Board for five terms or more but less than ten terms, the Director and his or her spouse are eligible for Travel Privileges for a period of ten years; or (c) if the Director has served on the Board for less than five terms, the Director and his or her spouse are eligible for Travel Privileges for a period of five years;
(v) eligibility to receive equity grants pursuant to the Southwest Airlines Co. Amended and Restated 2007 Equity Incentive Plan (for 2026, prior to the appointment of Mr. Krishna and Mr. Liberty to the Board, Board members received common stock awards with a grant date value of approximately $170,000); and

(vi) eligibility for a retirement payment under the Southwest Airlines Co. Severance Plan for Directors (which provides for a cash payment of $35,000 for non-employee Directors who have served at least five years as of the date of retirement and $75,000 for non-employee Directors who have served at least ten years as of the date of retirement).
Mr. Krishna and Mr. Liberty have not been appointed to any Board committees. Mr. Krishna and Mr. Liberty have no direct or indirect material interest in any transaction requiring disclosure under Item 404(a) of Regulation S-K, and there are no arrangements or understandings between Mr. Krishna or Mr. Liberty and any other person pursuant to which Mr. Krishna or Mr. Liberty was selected as a director, respectively.
In connection with the appointments of Mr. Krishna and Mr. Liberty, the Board increased the current size of the Board to thirteen members, effective immediately.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST AIRLINES CO.

August 10, 2026	By:	/s/ Jeff Novota

Jeff Novota
Senior Vice President Chief Legal Officer
& Corporate Secretary